Exhibit 10.10

First Amendment to Amended Employment Agreement

                This First Amendment (this “Amendment”) to Amended Employment Agreement (the “Agreement”) is made and entered into this 11th day of December 2003, effective as of August 19, 2003, by and among Peregrine Systems, Inc., a Delaware corporation (the “Company”) and Gary G. Greenfield (“Employee”).

Recitals

                R-1.         Company and Employee are parties to the Agreement, which was made and entered into effective as of June 1, 2002.

                R-2.         Under the Agreement, Employee was employed as President and Chief Executive Officer of the Company for a term to continue until May 31, 2005.

                R-3.         On August 18, 2003, the Board of Directors of the Company elected John Mutch as President and Chief Executive Officer of the Company, as a result of which Employee was relieved of such duties.

                R-4.         The Company desires to continue the employment of Employee as a consultant for the period from August 19, 2003, through November 17, 2003 (the “Consulting Period”).

                Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                1.             On August 18, 2003 the (“Termination Date”), Employee was terminated as President and Chief Executive Officer by the Company without “Cause” (the “Termination”).

                2.             The provisions of the Agreement are modified, not modified, or not applicable as follows:

                                Section 1. Employment. During the Consulting Period, the Company employs Employee as a consultant to provide such services as reasonable agreed upon by the Company and Employee.

                                Section 3. Compensation/Benefits.

                                                (A) Base Salary. During the Consulting Period, Employee shall be paid a base salary at the annual rate of Five Hundred Thousand Dollars ($500,000.00), payable in installments as has been the Company’s practice, less required legal deductions.

                                                (B) Bonuses. Employee acknowledges that he has received all payments provided for under Section 3(B)(i), (ii), and (iii) of the Agreement.

                                                                The parties agree that the Company shall pay the Post-Chapter 11 Annual Target Bonus provided for in Section 3(B)(iv) of the Agreement for the period from the Plan Effective Date (August 7, 2003) through the Termination Date, which amount is Five Thousand Four Hundred Seventy-Nine and 45/100 Dollars ($5,479.45).

                                                (C) Benefits. Employee shall be entitled to the Benefits and the Welfare Benefits during the Consulting Period, except that there shall not be any vacation period during the Consulting Period. Within two (2) business days following the execution of this Agreement by the Company, it shall pay $36,537.05 to Employee for his accrued and unused vacation time.

                                                (D) Share Options. In lieu of the provisions under Section 3(D) of the Agreement, the parties agree that, as a result of the reorganization in bankruptcy, Employee holds options to purchase 25,352 shares of common stock of the Company. Such options may be exercised by Employee on or before the later of (x) February 15, 2004, or (y) sixty (60) days after the Company’s Form 10K and Form 10Qs for the fiscal year ended June 30, 2003, are filed with the Securities and Exchange Commission. The Company agrees that anytime prior to exercise, the options may be transferred by Employee to charitable organizations.

                                                (E) Restricted Shares. In lieu of the provisions under Section 3(E) of the Agreement, it is agreed that the number of Shares of the Company’s stock converted from Restricted Shares (which are no longer restricted) held by Employee following the bankruptcy reorganization is 45,070 shares, all of which are fully vested. The Company will, within three (3) business days, direct Mellon Bank, as transfer agent, to deliver to Employee a new certificate for such Shares without any restrictive legend.

                                Section 4. Expenses/Costs. The Company shall reimburse Employee for all reasonable and necessary business expenses as provided for in Section 4 of the Agreement for the Consulting Period, except that secretarial support and miscellaneous office costs at Employee’s residence in Maryland shall be fixed at Three Thousand Dollars ($3,000.00) for the Consulting Period. The parties agree that no further Advance is required by the Company and there is no unused portion of the Advance.

                                Without limiting the Company’s obligation under Section 4 of the Agreement, as amended above, the Company will promptly reimburse Employee for all legal fees and reasonable expenses incurred by him in connection with this Amendment and in connection with the deposition of Employee taken on September 12, 2003.

                                Section 5. No Setoffs. Section 5 of the Agreement is not modified.

                                Section 6. Protection of the Company.

                                                (A) The provisions of Section 6(A) of the Agreement shall apply through the expiration of the Consulting Period.

                                                (B) The provisions of Section 6(B) of the Agreement are terminated.

                                Section 7. Termination.

                                                (G) Termination Pursuant to Sections 7(D), (E) or (F). The parties agree that Termination is pursuant to Section 7(D) of the Agreement (Without Cause) as follows:

                                                                1. Accrued Obligations. All accrued obligations shall be paid promptly.

                                                                2. Severance Payments. The severance payment shall be Seven Hundred Fifty Thousand Dollars ($750,000.00), payable by the Company in a lump sum on March 1, 2004.

                                                                3. Welfare Benefits. The Welfare Benefits shall be available to Employee for a period of eighteen (18) months following the expiration of the Consulting Period.

                                                (H) Outstanding Share Options; Rights. The provisions of the first paragraph of Section 7(H) of the Agreement shall continue in effect, it being acknowledged by the Company that all of the Outstanding Share Options have vested.

                                                (I) Post-Termination Non-Competition Restrictions. The provisions of Section 7(I) of the Agreement shall not apply, so that there are no restrictions upon Employee with respect to the activities otherwise prohibited for a period of twelve (12) months pursuant to clause (i) of Section 7(I) of the Agreement and, accordingly, Section 7(I)(ii) of the Agreement is terminated.

                                Section 8. Additional Payments. Section 8 of the Agreement is not modified.

                                Section 9. Indemnification and Insurance. The indemnity in favor of the Employee and an agreement for the Employee to be covered by Directors and Officers insurance shall continue in effect in accordance with their terms.

                                Section 10. Miscellaneous.

                                                1. The provisions of Sections 10(A), (B), (C), (D), (E), (F), (G) and (H) of the Agreement are not modified.

                                                2. (I) Survival. The provisions of Section 10(I) of the Agreement shall continue in full force and effect with respect to the provisions of the Agreement to the extent modified by this Amendment but, in any event, shall not survive after two (2) years from the expiration of the Consulting Period.

                                                3. Additional Provisions. The following are additional provisions:

                                                                (a) Employee shall be allowed to keep the computer that was provided to him by the Company. Employee has downloaded and delivered to Company materials requested by the Company that are stored in such computer.

                                                                (b) Company and Employee each hereby fully and forever release, acquit, waive, and discharge the other of them from any and all causes of action, rights, claims, counterclaims, demands, suits, proceedings, actions, and liabilities of any nature whatsoever, whether known or unknown, presently existing or which may hereafter arise, due in whole or in part to actions or omissions occurring prior to the date of the Agreement which either of them ever had, now has, or hereafter can, shall or may have against the other of them, but excluding all claims that arise out of a breach in connection with the performance of the obligations of either of them in favor of the other contained in the Agreement, as modified by this Amendment.

                IN WITNESS WHEREOF, this Amendment has been signed on this 19th day of December, 2003, effective as of August 19, 2003.

                                                                                COMPANY:

                                                                                Peregrine Systems, Inc.

                                                                                By:  /s/ MARY LOU O’KEEFE

                                                                                       Mary Lou O’Keefe

                                                                                EMPLOYEE:

                                                                                /s/ GARY G. GREENFIELD

                                                                                Gary G. Greenfield